UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 4, 2004
OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as Specified in Its Charter)
Oklahoma
(State or Other Jurisdiction of Incorporation)
1-1097	73-0382390
(Commission File Number)	(IRS Employer Identification No.)
321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)
405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

        On November 4, 2004, OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release describing OGE Energy Corp.’s consolidated financial results for the quarter ended September 30, 2004, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company, a regulated electric utility, reported net income of approximately $91.3 million in the third quarter of 2004, compared with approximately $95.1 million in the third quarter of 2003. For further information, see the press release attached as Exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits
Exhibit Number	Description
99.01	Press release dated November 4, 2004, announcing OGE Energy Corp. Announces 3rd Quarter Results.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

November 4, 2004

Exhibit 99.01

OGE Energy Corp. Announces 3rd Quarter Results

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE) today reported earnings of $94.6 million, or $1.07 per diluted share, for the three months ended Sept. 30, 2004, compared with earnings of $99.5 million, or $1.20 per diluted share, for the third quarter of 2003. OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc.

Earnings-per-share declined primarily due to lower gross margins at OG&E, the result of a cool summer in the company’s service area, an $8.6 million asset impairment charge at Enogex, and a higher number of shares outstanding – 88.3 million average common diluted shares in the third quarter of 2004 compared to 82.7 million a year ago.

OG&E’s contribution to consolidated earnings was $1.03 per share in the third quarter, compared with $1.15 per share in the year-ago quarter. Enogex recorded earnings of $0.07 per share, compared with $0.10 per share in the third quarter last year. The holding company, which primarily has interest expense but no operating revenue, posted a loss of $0.03 per share, compared to a loss of $0.05 per share in the third quarter of 2003.

“Weather is always a big factor in our business, but so is our ability to effectively operate a diverse set of assets in both electricity and natural gas,” said Steven E. Moore, OGE Energy chairman, president and CEO. “Our third-quarter results clearly reflect a summer that was cooler than normal, but our main focus is the strength and diversity of our operations that create value over the long term.”

For the nine months ended Sept. 30, OGE Energy reported net income of $144 million, or $1.63 per diluted share, compared with net income of $131 million, or $1.63 per diluted share, for the first three quarters of 2003. Operating revenues were $3.5 billion in the first nine months of 2004, compared with $3.0 billion in the comparable period in 2003; gross margins were $744 million in the first nine months of 2004, compared with $751 million in the 2003 period; and operating income was $276 million in the first nine months of 2004, compared with $292 million in the comparable 2003 period. Lower operating income in 2004 was more than offset by higher other income, lower interest and tax expense and a loss recorded in 2003 associated with the change in accounting for energy trading contracts.

Discussion of Third Quarter 2004
OGE Energy reported consolidated operating revenues of $1.3 billion in the third quarter, compared with $1.1 billion a year earlier. The third-quarter gross margin on revenues was $320 million, compared with $338 million in the year-earlier quarter. Operating income was $163 million in the third quarter, compared with $187 million in the year-earlier quarter. Net income was $95 million in the third quarter, compared with $100 million a year ago. Lower margins at OG&E and the write-down of certain natural gas pipeline assets at Enogex were partially offset by reduced expenses and the gain from an asset sale by OG&E.

OG&E reported gross margin on revenues of $255 million in the third quarter, compared with $274 million in the comparable quarter last year. OG&E reported net income of $91 million, compared with $95 million a year ago. Lower margins were primarily due to weather that was 14 percent cooler than normal and 15 percent cooler than last year, partially offset by lower expenses and the gain from an asset sale.

Enogex reported gross margin on revenues of $65 million in the third quarter, compared with $64 million in the comparable quarter last year. Net income was $6 million, compared with $8 million in the third quarter of 2003. Enogex continued to benefit from a favorable business environment, particularly in the gathering and processing business, offset in the third quarter by negative gross margins in the marketing business and an asset impairment charge of $8.6 million for pipeline assets dedicated to serve unaffiliated power plants in west Texas that are being taken out of operation.

2004-2005 Outlook
For 2004, OGE Energy expects consolidated earnings to be near $1.60 per share. This estimate recognizes the impact of mild summer weather, which negatively impacted OG&E’s third-quarter revenues by approximately $20 million, or $0.14 per share. OG&E’s earnings range is now expected to be between $111 million and $115 million, or $1.26 to $1.30 per share. In addition, Enogex has recorded the $8.6 million impairment in the third quarter, but still expects to meet its previous 2004 earnings guidance of between $40 million and $44 million, or $0.45 to $0.50 per share. The 2004 earnings guidance for the holding company remains unchanged at a projected loss of approximately $13 million to $14 million, or $0.15 to $0.16 per share.

For 2005, OGE Energy’s earnings guidance is $136 million to $145 million of net income, or $1.50 to $1.60 per share, assuming approximately 90.4 million average diluted shares outstanding. OG&E’s contribution to consolidated earnings is projected to be $1.19 to $1.23 per share; Enogex $0.43 to $0.48 per share; and the holding company, which primarily has interest expense but no operating revenue, a loss of $0.07 to $0.09 per share.

The 2005 guidance assumes margin growth of approximately 2 percent, more than offset by increased operating expenses at OG&E and higher interest costs associated with the acquisition of the McClain plant and capital expenditures for investment in OG&E’s generation, transmission and distribution system. It further assumes no change in base rates, normal weather, and full recovery of Enogex natural gas transportation and storage costs. OG&E expects to file a rate case in mid-year 2005 with new approved rates expected to be in effect by the first quarter of 2006.

Enogex projects earnings for 2005 of between $39 million and $43 million, or $0.43 to $0.48 per share. Enogex forecasts lower margins due to assumed lower commodity spreads of $1.53 per Million British thermal unit (“MMBtu”) in 2005 as compared to $2.21 per MMBtu in 2004. These lower margins assume lower average natural gas liquids prices of $0.71 per gallon in 2005 as compared to $0.78 per gallon in 2004. These lower commodity prices are partially offset by higher gross margins in the marketing business, lower operating expenses due to the $8.6 million impairment charge recorded in the third quarter of 2004, and lower interest expenses due to the retirement of long-term debt.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2004-2005 on Thursday, Nov. 4 at 8 a.m. CST. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be simulcast and archived at www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), a regulated electric utility serving approximately 733,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; regulatory decisions and other risk factors listed in the Company’s Form 10-K for the year ended December 31, 2003 and other factors described from time to time in the Company’s reports to the Securities and Exchange Commission.

Note: In this announcement, all references to earnings per share are calculated on a fully diluted basis. Consolidated Statements of Income, Financial and Statistical Data are attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)

Three Months Ended September 30		Nine Months Ended September 30
2004	2003	2004	2003
(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$535.9		$540.3		$1,251.7		$1,230.9
Natural Gas Pipeline operating revenues	788.8		519.7		2,270.1		1,731.9

Total operating revenues	1,324.7		1,060.0		3,521.8		2,962.8

COST OF GOODS SOLD
Electric Utility cost of goods sold	267.3		254.3		669.6		634.0
Natural Gas Pipeline cost of goods sold	737.0		467.3		2,108.5		1,578.0

Total cost of goods sold	1,004.3		721.6		2,778.1		2,212.0

Gross margin on revenues	320.4		338.4		743.7		750.8
Other operation and maintenance	89.0		90.3		273.2		273.7
Depreciation	43.5		43.5		133.7		133.1
Impairment of assets	8.6		-	--	8.6		1.0
Taxes other than income	16.7		17.3		52.4		51.4

OPERATING INCOME	162.6		187.3		275.8		291.6

OTHER INCOME (EXPENSE)
Other income	5.2		0.3		10.9		7.0
Other expense	(0.1)		(2.8)		(3.1)		(6.3)

Net other income (expense)	5.1		(2.5)		7.8		0.7

INTEREST INCOME (EXPENSE)
Interest income	0.4		0.2		1.3		0.5
Interest on long-term debt	(18.5)		(18.5)		(55.6)		(56.7)
Interest on trust preferred securities	-	--	(4.3)		-	--	(13.0)
Interest expense - unconsolidated affiliate	(4.3)		-	--	(13.0)		-	--
Allowance for borrowed funds used during construction	0.9		0.1		1.2		0.5
Interest on short-term debt and other interest charges	(0.6)		(1.6)		(2.6)		(5.1)

Net interest expense	(22.1)		(24.1)		(68.7)		(73.8)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	145.6		160.7		214.9		218.5

INCOME TAX EXPENSE	51.0		59.4		71.5		80.7

INCOME FROM CONTINUING OPERATIONS
BEFORE CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	94.6		101.3		143.4		137.8

DISCONTINUED OPERATIONS
Income (loss) from discontinued operations	-	--	(0.5)		0.7		1.7
Income tax expense	-	--	1.3		0.3		2.2

Income (loss) from discontinued operations	-	--	(1.8)		0.4		(0.5)

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	94.6		99.5		143.8		137.3

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
ENERGY TRADING CONTRACTS, NET OF TAX OF $3.7	-	--	-	--	-	--	(5.9)

NET INCOME	$94.6		$99.5		$143.8		$131.4

BASIC AVERAGE COMMON SHARES OUTSTANDING	87.8		82.4		87.6		80.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	88.3		82.7		88.1		80.4

BASIC EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Income from continuing operations	$1.0	8	$1.2	3	$1.6	4	$1.7	2
Loss from discontinued operations, net of tax	--	-	(0.0	2)	--	-	(0.0	1)
Loss from cumulative effect of accounting change, net of tax	--	-	--	-	--	-	(0.0	7)

NET INCOME	$1.0	8	$1.2	1	$1.6	4	$1.6	4

DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Income from continuing operations	$1.0	7	$1.2	2	$1.6	3	$1.7	1
Loss from discontinued operations, net of tax	--	-	(0.0	2)	--	-	(0.0	1)
Loss from cumulative effect of accounting change, net of tax	--	-	--	-	--	-	(0.0	7)

NET INCOME	$1.0	7	$1.2	0	$1.6	3	$1.6	3

DIVIDENDS DECLARED PER SHARE	$0.332	5	$0.332	5	$0.997	5	$0.997	5

OGE Energy Corp.
financial and statistical data
(unaudited)

Three Months Ended September 30		Nine Months Ended September 30
2004	2003	2004	2003
(In millions)
ELECTRIC UTILITY
Electric revenues
Residential	$218.7	$243.2	$495.3	$508.5
Commercial	134.2	131.4	309.7	301.6
Industrial	100.4	86.8	254.0	224.9
Public authorities	53.3	49.1	124.4	115.4
Sales for resale	17.9	17.5	44.3	45.6
Other	11.2	11.4	23.5	31.2

Total system revenues	535.7	539.4	1,251.2	1,227.2
Sales to other utilities	0.2	0.9	0.5	3.7

Total electric revenues	$535.9	$540.3	$1,251.7	$1,230.9

Sales of electricity - MWH (a)
Residential	2.6	3.0	6.3	6.6
Commercial	1.7	1.7	4.4	4.5
Industrial	1.8	1.7	5.2	5.0
Public authorities	0.7	0.8	2.0	2.0
Sales for resale	0.4	0.4	1.1	1.2

Total system sales	7.2	7.6	19.0	19.3
Sales to other utilities	---	---	---	0.1

Total electric sales	7.2	7.6	19.0	19.4

Number of customers	733,243	724,549	733,243	724,549

Average cost of energy per KWH (b) - cents
Fuel	3.244	2.759	2.891	2.607
Fuel and purchased power	3.635	3.293	3.462	3.227

Degree days
Heating
Actual	---	22	1,962	2,279
Normal	29	29	2,247	2,228
Cooling
Actual	1,120	1,325	1,760	1,803
Normal	1,295	1,295	1,850	1,850

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$816.6	$533.3	$2,341.3	$1,786.1
Operating income	$15.4	$26.5	$68.7	$73.4
Net income	$6.3	$8.4	$30.6	$21.6
Net cash provided from (used in) operating activities	$26.5	$(14.6)	$171.0	$38.4
Capital expenditures from continuing operations	$7.8	$7.3	$23.1	$22.4

New well connects	77	57	194	167

Gathered volumes - TBtu/d (c)	1.02	0.95	1.01	0.99
Incremental transportation volumes - TBtu/d	0.53	0.47	0.49	0.46

Total throughput volumes - TBtu/d	1.55	1.42	1.50	1.45

Natural gas processed - Mmcf/d (d)	479	541	486	480

Natural gas liquids produced (keep whole) - million gallons	73	50	176	150
Natural gas liquids produced (POL and fixed-fee) - million gallons	4	5	12	13

Total natural gas liquids produced - million gallons	77	55	188	163

Average sales price per gallon	$0.727	$0.582	$0.693	$0.591

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Million cubic feet per day.